EXHIBIT 10.2

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                                                           EXHIBIT 10.2
AVON PRODUCTS, INC.
1993 STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

DATE OF GRANT:  JANUARY 7, 1994


    1. Grant of Option. Pursuant to the provisions of the Avon Products, Inc., 1993 Stock Incentive Plan (the "Plan"), Avon Products, Inc. (the "Company"), on the above date has granted to (the "Optionee") the right and option to purchase from the Company a total of shares of Common Stock of the Company at the exercise price of $52.50 per share (the "Option"). This Option is subject to the terms and conditions of the Plan and those set forth in this Agreement. All capitalized terms used herein shall have the meaning set forth in the Plan, unless the context requires a different meaning.

    2.  Exercise of Option

    (a) This Option shall be exercisable in three installments. The first installment shall be exercisable on the first anniversary of the Date of Grant for 33.3% of the number of shares of Common Stock subject to this option. Thereafter, on each subsequent anniversary of the Grant Date, an installment shall become exercisable for 33.3% and 33.4%, respectively, of the number of shares subject to this Option with the entire option fully exercisable after the third anniversary of the Date of Grant. To the extent that any of the above installments is not exercised when it becomes exercisable, it shall not expire, but shall continue to be exercisable at any time thereafter until this Option shall terminate, expire or be surrendered. An exercise shall be for whole shares only.

    (b) In accordance with the Plan this entire Option shall be immediately cashed out effective as of the date of any "Change in Control", regardless of whether or not any portion is otherwise exercisable. For this purpose, the "Change in Control Price" shall be the higher of (i) the highest price paid for a share of Stock as reported on the New York Stock Exchange Composite Tape during the 12 month period ending with the effective date of Change in Control or (ii) the highest cash tender offer price for a share of Stock during such period. In the event that a tender offer for Stock consists of a combination of cash and securities, the Change in Control Price calculated under (ii) would be based solely on the cash price equivalent of such offer.

    (c) Shares may be purchased by giving the Company's Corporate Secretary or Assistant Secretary written notice of exercise, specifying the number of shares to be purchased, in substantially the form of the Notice of Exercise attached hereto as Exhibit A. The notice of exercise shall designate one of the following methods of purchase:

(i) tender to the Company of a check for the full exercise price of the shares with respect to which such Option or portion thereof is exercised, or
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(ii)  instructions to the Company to deliver all the shares being exercised to a broker-dealer with whom an arrangement has been made to deliver the full exercise price to the Company. The Company may establish special terms and conditions for this "cashless" exercise, and at any time may terminate availability of this form of purchase.

    3. Expiration of Option. The Option shall expire or terminate and may not be exercised to any extent by the Optionee as of the first to occur of the following events:

    (a) The tenth anniversary of the Date of Grant, or such earlier time as the Company may determine is necessary or appropriate in light of applicable foreign tax laws; or

    (b) The second anniversary of the date of the Optionee's Termination of Employment by reason of death, Permanent Disability or Retirement; or

    (c) The Optionee's Termination of Employment for Cause (as defined below); or

    (d) The date that is ninety days after Termination of Employment of the Optionee for a reason other than for Cause, death, Permanent Disability or Retirement. If the Optionee's employment is involuntarily terminated by the Company other than for Cause, however, the option may be extended for up to an additional 270 days at the discretion of the Company, or

    (e) The Optionee's violation of any non-disclosure or non-compete covenant applicable to the Optionee as set forth in his or her severance agreement, employment contract or any Company policy, regardless of whether or not the Optionee has terminated employment due to Permanent Disability or Retirement, provided that expiration of the Option may not be effective prior to the date of Termination of Employment.
     In the event of Termination of Employment because of death, Permanent Disability or Retirement the entire Option shall immediately become exercisable as to all shares, notwithstanding Section 2(a) of this Agreement. "Retirement" means retirement at or after attainment of age 55. "Permanent Disability" shall have the same meaning as that provided by the Company's Long Term Disability Plan regardless of whether or not the Optionee is covered by such plan.
     "Cause" shall have the same meaning as that provided by the Company Severance Pay Plan applicable to the Optionee or his or her employment contract, if any. In addition, termination for cause shall include any termination due to acts of dishonesty or gross misconduct on the part of the Optionee which results, or is intended to result, in damage to the Company's business or reputation.

    4. Tax Withholding. No distribution of shares may be made to the Optionee until the Company has received all amounts required for federal, state or local tax withholding. The method of discharging such withholding obligation shall be elected with the notice of exercise and may include (i) payment by check, (ii) withholding of that number of Option shares by the Company having a Fair Market Value equal to the amount required to satisfy such withholding obligation, or (iii) use of a 'cashless exercise' using a broker-dealer in a manner similar to that described in Section 2(c)(ii) hereof. The method of withholding shall be subject to such rules as the
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Committee may adopt from time to time.  It is recognized by both parties that, based on current laws, the difference between the Fair Market Value of the shares purchased by an option exercise and the exercise price of such shares generally will constitute ordinary taxable income for federal income and "Medicare" tax purposes and for most state and local income tax purposes.

    5. Non-Transferability. The Option is non-transferable, except by will or the laws of descent and distribution, if applicable, and shall be exercisable only by the Optionee during his or her lifetime.

    6. Notice. Any notices required to be given hereunder to the Company shall be addressed to the Secretary or Assistant Secretary of the Company at the Company's headquarters offices in New York City, New York. Any notice required to be given hereunder to the Optionee shall be addressed to the Optionee at his or her current address shown on the Company's records. Notice shall be sent by mail, express delivery or, if practical, by hand delivery.

    7. Other Provisions. The provisions set forth in Section 5 of the Plan are specifically incorporated by reference in this Agreement, including but not limited to those pertaining to the following matters:

    a.  Changes in Capitalization; Merger; Liquidation
    b.  Right to Terminate Employment
    c.  Non-alienation of Benefits
    d.  Choice of Law

    IN WITNESS WHEREOF, the Company, by its duly authorized officer, and the Optionee, have entered this Agreement as of the Date of Grant first above written.

                                AVON PRODUCTS, INC.





    Optionee
                                 Marcia L. Worthing
                                 Senior Vice President,
                                 Human Resources







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